Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-207718) and on Form S‑8 (No. 333-197952 and No. 333-182670) of LendingTree, Inc. of our report dated March 1, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
March 1, 2016